CORPORATE NEWS RELEASE                                          anacomp

                         ANACOMP NO LONGER IN CHAPTER 11

     ATLANTA, June 4/PRNewsire/ -- Anacomp today officially exited from Chapter 11 with a reorganized financial structure that substantially reduces the company's overall debt.

     Anacomp's emergence from Chapter 11 follows confirmation of Anacomp's plan of reorganization two weeks ago. As a result of the reorganization, Anacomp's current debt and accrued unpaid interest and dividends (including preferred stock) has been reduced by approximately $175 million. Ownership of Anacomp has been transferred to holders of its old public debt. The new common stock will be publicly traded, and the company plans to announce shortly where the stock will be listed.

     Anacomp also announced that P. Lang Lowrey III, the company's president and chief executive officer, has been named chairman of Anacomp's new Board of Directors. Richard D. Jackson, former vice chairman of First Financial Management Corporation, has been named vice chairman of Anacomp.

     Other new directors of Anacomp are Talton R. Embry, chairman and chief investment officer of Magten Asset Management Corporation; Darius W. Gaskins, Jr., a partner of the investment firm High Street Associates; Jay P. Gilbertson, chief financial officer of HBO & Company; George A. Poole, Jr., a director of several well-known companies; and Lewis Solomon, chairman and chief executive officer of Silent Radio, Inc. Lowrey is the only director who is an employee of Anacomp.

     "Our new outside directors bring to Anacomp a wide range of business skills and backgrounds, as well as extensive experience serving as directors of successful companies," noted Lowrey. "We plan to draw heavily on their expertise to help Anacomp add complementary products and services to our business, including digital ones."

     "We are pleased to be out of bankruptcy," continued Lowrey. "Even though we filed for Chapter 11 protection less than five months ago, its been a challenging period. Our new financial structure will position the company to prosper going forward, and I'm proud of all of our dedicated employees who have made this possible."

     Anacomp is a leading provider of multiple-media data management solutions, delivering cost-effective strategies that incorporate micrographic, digital, and magnetic output media.

     /CONTACT: Jeff Withem, Corporate Communications, 404-876-3361, Ext. 8527, or E-mail: jwithem@anacomp.com; or Nancy Vandeventer, Investor Relations, 800-350-3044, or E-mail: nvandeventer@anacomp.com, both of Anacomp/

     /All of Anacomp's news releases are distributed through PR Newswire, an international wire service that can be accessed through the Internet (http://www/prnewswire.com) or numerous on-line providers. Recent news releases and quarterly reports also are available through Anacomp's home page on the World Wide Web (http://www.anacomp.com) as well as Anacomp's Company News-On-Call service (800-758-5804, ext. 054532)/